PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Nine Months Ended		For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,		September 30,		September 30,
PRODUCTS	2006	2005	2006	2005	2006	2005	2006	2005
COMMERCIAL LINES	$54,841	$107,237	$250,013	$280,161	$65,562	$53,297	$193,735	$157,858
SPECIALTY LINES	26,385	25,535	74,580	75,276	16,515	10,763	48,671	33,430
PERSONAL LINES	3,480	9,087	12,533	28,695	4,356	9,779	14,279	25,908

TOTAL	$84,706	$141,859	$337,126	$384,132	$86,433	$73,839	$256,685	$217,196

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATIONS	0	0	0	0	0	0	(31,804)	(64,283)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$84,706	$141,859	$337,126	$384,132	$86,433	$73,839	$224,881	$152,913

Net Loss & Loe Reserves @ September 30, 2006		$1,053,241

Taxable Equivalent Yield @ September 30, 2006		5.3%

Portfolio Duration @ September 30, 2006		3.9

Book Value Per Common Share @ September 30, 2006		$15.29

Shares Repurchased During the Three Months Ended September 30, 2006		0

(1)	During February 2006 and 2005, the Company entered into Reinsurance Commutation and Release Agreements effective as of January 1, 2006 and 2005 with respect to the 2004 and 2003 Whole Account Net Quota Share Reinsurance contracts. As a result of these commutations, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million and $64.3 million for the nine months ended September 30, 2006 and 2005, respectively.